NEWS RELEASE
TSX: SCY
May 5, 2017
NR 17-2
www.scandiummining.com

SCY Receives Mining Lease Grant for Nyngan Scandium Project

Reno, Nevada, May 5, 2017 – Scandium International Mining Corp. (TSX:SCY) (“Scandium International” or the “Company”) is pleased to announce that its subsidiary company, EMC Metals Australia, has been granted a Mining Lease for the Nyngan Scandium Project in New South Wales (“NSW”), Australia. The Mining Lease (“ML”) overlays select areas previously covered by two Exploration Licenses. The ML was granted by the Minister for Resources of the State of New South Wales on May3, 2017, and represents the final major approval required from the NSW Government to begin construction on the project.

HIGHLIGHTS:

•	Mining Lease grant received on Nyngan Project (ML 531),
•	Represents final key project approval required from NSW Government,
•	Permits development of the world’s first primary scandium mine,
•	Triggers project partners' decisions to reach Final Investment Decision (“FID”) and,
•	Allows SCY to actively begin mine development, subject to project funding.

Discussion:

The Mining Lease grant represents the final governmental primary approval needed to construct a mine in the State of NSW, Australia. The ML was awarded after all environmental work was completed and reviewed, all social implications of project development were considered, and the NSW Environmental Minister issued a Development Consent in November 2016. The ML grant reflects the further review that the State resource value was considered and approved for extraction based on mine development plans. The ML was offered for a period of 21 years, and is based on the development plans and intent submitted in the ML Application. The ML can be modified by NSW regulatory agencies, as requested by EMC Australia (“EMC-A”) over time, to reflect changing operating conditions.

This ML grant represents the culmination of a seven-year effort by SCY and our team of specialists, consultants and technicians, working on the Nyngan Scandium Project since 2010. That process has specifically included:

•	Defining a NI 43-101 scandium resource on the property,
•

Testing and proving a metallurgical process to economically produce significant commercial quantities of scandium oxide, and mine plans to extract scandium ore for refining to commercial grade scandium product,

•	Demonstrating viable economics with an independently prepared (NI 43-101) Definitive Feasibility Study,
•	Completing all environmental, social, developmental, and regulatory requirements specified by NSW regulators, and
•	Receiving final NSW Department Ministerial approvals and sign-off on this work.

SCY currently owns 80% of the Nyngan Scandium Project, through ownership of 80% of EMC Metals Australia. Our minority partner, Scandium Investments LLC (“SIL”) owns the remaining 20% of the Project, through its 20% ownership in EMC-A. The ML grant triggered an option for SIL to convert their 20% interest in EMC-A into SCY common shares, which SIL may exercise in their sole discretion until mid-June 2017. If SIL does not exercise the option and elects to retain its 20% ownership interest in EMC-A, their free-carry period for development costs will end, and the partners will be required to fund development costs on a pro-rata basis to their ownership of EMC-A.

George Putnam, CEO of Scandium International Mining Corp. commented:

“This Mining Lease grant is a major milestone in the Company’s development of the Nyngan Scandium Project. It signals the full support of state government, regulators, and the community for our endeavor, and is validation of the level and quality of work that has been committed to date. We couldn’t be more pleased with this show of support and encouragement from NSW regulators to move forward and build Nyngan into the world’s first primary scandium mine, and to do so in NSW, Australia”

QUALIFIED PERSONS AND NI 43-101 TECHNICAL REPORT

Willem Duyvesteyn, MSc, AIME, CIM, a Director and CTO of the Company, is a qualified person for the purposes of NI 43-101 and has reviewed and approved the technical content of this press release on behalf of the Company.

ABOUT SCANDIUM INTERNATIONAL MINING CORP.

The Company is focused on developing the Nyngan Scandium Project into the world’s first scandium-only producing mine. The Company owns an 80% interest in both the Nyngan Scandium Project, and the adjacent Honeybugle Scandium Property, in New South Wales, Australia, and is manager of both projects. Our joint venture partner, Scandium Investments LLC, owns the remaining 20% in both projects, along with an option to convert those direct project interests into SCY common shares, based on market value, by mid-June 2017.

The Company filed a NI 43-101 technical report in May 2016, titled “Feasibility Study – Nyngan Scandium Project”. That feasibility study delivered an expanded scandium resource, a first reserve figure, and an estimated 33.1% IRR on the project, supported by extensive metallurgical test work and an independent, 10-year global marketing outlook for scandium demand.

For further information, please contact:

George Putnam, President and CEO.
Tel: 925-208-1775
Email: info@scandiummining.com

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to statements regarding any future development of the project. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation risks related to uncertainty in the demand for Scandium and pricing assumptions; uncertainties related to raising sufficient financing to fund the project in a timely manner and on acceptable terms; changes in planned work resulting from logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the estimation of Scandium reserves and resources; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; risks related to projected project economics, recovery rates, and estimated NPV and anticipated IRR and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities.

Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.